Exhibit 10.39

Description of Participation by Dinyar S. Devitre in the

International Management Benefit Program Retirement Plan

The International Management Benefit Program Retirement Plan ("IMBP") is maintained by Philip Morris International Inc. to provide retirement benefits to participants for periods of service outside of the United States and while they are not covered by the Retirement Plan for Salaried Employees. The IMBP is intended to replicate the benefits employees would have received had they continued to participate in the Retirement Plan for Salaried Employees. The IMBP provides a benefit at age 65 equal to 1.75% of a participant’s five-year average compensation, multiplied by his years of accredited service (maximum 40 years), less the amount of pensions, foreign social security and similar payments payable to the participant that are attributable to the same period of accredited service. Unreduced early retirement benefits are payable to participants who retire on or after attaining age 60 and the completion of five years of accredited service, or on or after age 55 and the completion of 30 years of accredited service. Otherwise, early retirement benefits are actuarially reduced by .5% for each month benefits begin before age 60. If the participant terminates before eligibility for early retirement and completed no less than five years of accredited service, a terminated vested allowance is payable at any time after age 55, but actuarially reduced by .5% for each month benefits begin before age 65. The normal form of payment is an annuity for the life of the employee and after his or her death, 60% of the life annuity is payable for the life of the surviving spouse.